Filed pursuant to Rule 433

Dated March 21, 2017

Registration No. 333-202880

Free Writing Prospectus

(To Preliminary Prospectus Supplement dated March 21, 2017 and Prospectus dated March 21, 2017)

ING Groep N.V.

$1,500,000,000 3.150% Senior Notes due 2022

Pricing Term Sheet

Issuer:	ING Groep N.V. (“ING”)

Expected Issue Ratings*:	Baa1 / A- / A+ (Moody’s/S&P/Fitch)

Status:	Senior, Unsecured

Format:	SEC Registered Global Notes – Fixed Rate

Principal Amount:	$1,500,000,000

Trade Date:	March 21, 2017

Expected Settlement Date:	March 29, 2017 (T+6)

Maturity Date:	March 29, 2022 (5 years)

Coupon:	3.150%

Interest Payment Dates:	Semi-annually in arrear on March 29 and September 29, commencing September 29, 2017 and ending March 29, 2022

Benchmark Treasury:	UST 1.875% due February 28, 2022

Benchmark Treasury Price / Yield:	99-22 / 1.942%

Spread to Benchmark Treasury:	UST + 125 bps

Re-Offer Yield:	3.192%

Re-Offer Price:	99.807%

Underwriting Commission:	0.275%

Net Proceeds:	$1,492,980,000

Agreement with Respect to the Exercise of the Dutch Bail-in Power:	Notwithstanding any other agreements, arrangements, or understandings between ING and any holder of the notes, by acquiring the notes, each holder and beneficial owner of the notes or any interest therein acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any Dutch Bail-in Power by the relevant resolution authority that may result in the cancellation of all, or a portion, of the principal amount of, or interest on, the notes and/or the conversion of all, or a portion, of the principal amount of, or interest on, the notes into shares or other securities or other obligations of the Issuer or another person, including by means of a variation to the terms of the

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notes or any expropriation of the notes, in each case, to give effect to the exercise by the relevant resolution authority of such Dutch Bail-in Power. Each holder and beneficial owner of a note or any interest therein further acknowledges and agrees that the rights of holders and beneficial owners of a note or any interest therein are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any Dutch Bail-in Power by the relevant resolution authority. In addition, by acquiring any notes, each holder and beneficial owner of a note or any interest therein further acknowledges, agrees to be bound by, and consents to the exercise by the relevant resolution authority of, any power to suspend any payment in respect of the notes for a temporary period.

For these purposes, “Dutch Bail-in Power” means any statutory write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in The Netherlands in effect and applicable in The Netherlands to the Issuer or other members of the group comprising ING Groep N.V. and its consolidated subsidiaries, including but not limited to any such laws, regulations, rules or requirements that are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (including but not limited to Directive 2014/59/EU of the European Parliament and of the Council (the “Bank Recovery and Resolution Directive” or “BRRD”) and Regulation (EU) No 806/2014 of the European Parliament and of the Council) and/or within the context of a Dutch resolution regime under the Dutch Intervention Act and any amendments thereto, or otherwise, pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled and/or converted into shares or other securities or obligations of the obligor or any other person or may be expropriated (and a reference to the “relevant resolution authority” is to any authority with the ability to exercise a Dutch Bail-in Power).

Events of Default and Remedies:

Events of Default and Acceleration of Principal

An “Event of Default” with respect to the notes shall result only if:

•    ING is declared bankrupt by a court of competent jurisdiction in The Netherlands (or such other jurisdiction in which it may be organized); or

•    an order is made or an effective resolution is passed for ING’s winding-up or liquidation, unless this is done in connection with a merger, consolidation or other form of combination with another company and (a) ING is permitted to enter into such merger, consolidation or combination or (b) the requisite majority of holders of the relevant series of notes has waived the requirement that ING comply with the relevant merger covenant.

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Upon the occurrence of an event of default, and only in such instance, the entire principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder, and will become immediately due and payable together with accrued but unpaid interest, subject to obtaining relevant approvals. The payment of principal of the notes will be accelerated only in the event of an event of default (but not the bankruptcy, insolvency or reorganization of any of ING’s subsidiaries). There will be no right of acceleration of the payment of principal of the notes if ING fails to pay any principal, interest or any other amount (including upon redemption) on the notes or in the performance of any of its covenants or agreements contained in the notes.

Holders’ remedies for ING’s breach of any obligations under the notes, including ING’s obligation to make payments of principal and interest are extremely limited.

The exercise of any Dutch Bail-in Power by the relevant resolution authority will not be an event of default.

Early Redemption Events:	ING may redeem one or more series of the notes upon the occurrence of certain tax events or in the event of changes in treatment of the notes for purposes of certain loss absorption regulations.

Waiver of Right of Set-off:	Subject to applicable law, neither any holder or beneficial owner of notes nor the trustee acting on behalf of the holders and beneficial owners of notes may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by ING in respect of, or arising under, or in connection with, the notes and each holder and beneficial owner of notes, by virtue of its holding of any notes or any interest therein, and the trustee acting on behalf of the holders and beneficial owners of notes, shall be deemed to have waived all such rights of set-off, compensation or retention.

Risk Factors:	An investment in the notes involves risks. See “Risk Factors” section beginning on page S-14 of the Preliminary Prospectus Supplement.

Governing Law:	New York laws, except for the waiver of set-off provisions, which will be governed by Dutch law.

ISIN:	US456837AG88

CUSIP:	456837 AG8

Day Count Fraction:	30 / 360

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Business Days:	Any weekday, other than one on which banking institutions are authorized or obligated by law or executive order to close in London, England, Amsterdam, the Netherlands or in the City of New York, United States

Business Day Convention:	Following, unadjusted

Expected Listing:	New York Stock Exchange

Joint Book-Running Managers:	BNP Paribas Securities Corp., Goldman, Sachs & Co., HSBC Securities (USA) Inc., ING Financial Markets LLC and J.P. Morgan Securities LLC

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Co-Lead Managers	DBS Bank Ltd., Emirates NBD PJSC, Lloyds Securities Inc. and MUFG Securities Americas Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

ING Groep N.V. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ING Groep N.V. has filed with the SEC for more complete information about ING Groep N.V. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ING Groep N.V. and, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, Goldman, Sachs & Co. at 1-866-471-2526, HSBC Securities (USA) Inc. at 1-866-811-8049, ING Financial Markets LLC toll-free at 1-877-446-4930 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.

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ING Groep N.V.

$1,500,000,000 3.950% Senior Notes due 2027

Pricing Term Sheet

Issuer:	ING Groep N.V. (“ING”)

Expected Issue Ratings*:	Baa1 / A- / A+ (Moody’s/S&P/Fitch)

Status:	Senior, Unsecured

Format:	SEC Registered Global Notes – Fixed Rate

Principal Amount:	$1,500,000,000

Trade Date:	March 21, 2017

Expected Settlement Date:	March 29, 2017 (T+6)

Maturity Date:	March 29, 2027 (10 years)

Coupon:	3.950%

Interest Payment Dates:	Semi-annually in arrear on March 29 and September 29, commencing September 29, 2017 and ending March 29, 2027

Benchmark Treasury:	UST 2.25% due February 15, 2027

Benchmark Treasury Price / Yield:	98-17+ / 2.416%

Spread to Benchmark Treasury:	UST + 155 bps

Re-Offer Yield:	3.966%

Re-Offer Price:	99.869%

Underwriting Commission:	0.375%

Net Proceeds:	$1,492,410,000

Agreement with Respect to the Exercise of the Dutch Bail-in Power:	Notwithstanding any other agreements, arrangements, or understandings between ING and any holder of the notes, by acquiring the notes, each holder and beneficial owner of the notes or any interest therein acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any Dutch Bail-in Power by the relevant resolution authority that may result in the cancellation of all, or a portion, of the principal amount of, or interest on, the notes and/or the conversion of all, or a portion, of the principal amount of, or interest on, the notes into shares or other securities or other obligations of the Issuer or another person, including by means of a variation to the terms of the notes or any expropriation of the notes, in each case, to give effect to the exercise by the relevant resolution authority of such Dutch Bail-in Power. Each holder and beneficial owner of a note or any interest therein further acknowledges and agrees that the rights of holders and beneficial owners of a note or any interest therein are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any Dutch Bail-in Power by the relevant resolution authority. In addition, by acquiring any notes, each holder and beneficial owner of a note or any interest therein further acknowledges, agrees to be bound by, and consents to the exercise by the relevant resolution authority of, any power to suspend any payment in respect of the notes for a temporary period.

For these purposes, “Dutch Bail-in Power” means any statutory write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in The Netherlands in effect and applicable in The Netherlands to the Issuer or other members of the group comprising ING Groep N.V. and its consolidated subsidiaries, including but not limited to any such laws, regulations, rules or requirements that are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (including but not limited to Directive 2014/59/EU of the European Parliament and of the Council (the “Bank Recovery and Resolution Directive” or “BRRD”) and Regulation (EU) No 806/2014 of the European Parliament and of the Council) and/or within the context of a Dutch resolution regime under the Dutch Intervention Act and any amendments thereto, or otherwise, pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled and/or converted into shares or other securities or obligations of the obligor or any other person or may be expropriated (and a reference to the “relevant resolution authority” is to any authority with the ability to exercise a Dutch Bail-in Power).

Events of Default and Remedies:

Events of Default and Acceleration of Principal

An “Event of Default” with respect to the notes shall result only if:

•    ING is declared bankrupt by a court of competent jurisdiction in The Netherlands (or such other jurisdiction in which it may be organized); or

•    an order is made or an effective resolution is passed for ING’s winding-up or liquidation, unless this is done in connection with a merger, consolidation or other form of combination with another company and (a) ING is permitted to enter into such merger, consolidation or combination or (b) the requisite majority of holders of the relevant series of notes has waived the requirement that ING comply with the relevant merger covenant.

Upon the occurrence of an event of default, and only in such instance, the entire principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder, and will become immediately due and payable together with accrued but unpaid interest, subject to obtaining relevant approvals. The payment of principal of the notes will be accelerated only in the event of an event of default (but not the bankruptcy, insolvency or reorganization of any of ING’s subsidiaries). There will be no right of acceleration of the payment of principal of the notes if ING fails to pay any principal, interest or any other amount (including upon redemption) on the notes or in the performance of any of its covenants or agreements contained in the notes.

Holders’ remedies for ING’s breach of any obligations under the notes, including ING’s obligation to make payments of principal and interest are extremely limited.

The exercise of any Dutch Bail-in Power by the relevant resolution authority will not be an event of default.

Early Redemption Events:	ING may redeem one or more series of the notes upon the occurrence of certain tax events or in the event of changes in treatment of the notes for purposes of certain loss absorption regulations.

Waiver of Right of Set-off:	Subject to applicable law, neither any holder or beneficial owner of notes nor the trustee acting on behalf of the holders and beneficial owners of notes may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by ING in respect of, or arising under, or in connection with, the notes and each holder and beneficial owner of notes, by virtue of its holding of any notes or any interest therein, and the trustee acting on behalf of the holders and beneficial owners of notes, shall be deemed to have waived all such rights of set-off, compensation or retention.

Risk Factors:	An investment in the notes involves risks. See “Risk Factors” section beginning on page S-14 of the Preliminary Prospectus Supplement.

Governing Law:	New York laws, except for the waiver of set-off provisions, which will be governed by Dutch law.

ISIN:	US456837AH61

CUSIP:	456837 AH6

Day Count Fraction:	30 / 360

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Business Days:	Any weekday, other than one on which banking institutions are authorized or obligated by law or executive order to close in London, England, Amsterdam, the Netherlands or in the City of New York, United States

Business Day Convention:	Following, unadjusted

Expected Listing:	New York Stock Exchange

Joint Book-Running Managers:	BNP Paribas Securities Corp., Goldman, Sachs & Co., HSBC Securities (USA) Inc., ING Financial Markets LLC and J.P. Morgan Securities LLC

Co-Lead Managers	DBS Bank Ltd., Emirates NBD PJSC, Lloyds Securities Inc. and MUFG Securities Americas Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

ING Groep N.V. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ING Groep N.V. has filed with the SEC for more complete information about ING Groep N.V. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ING Groep N.V. and, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, Goldman, Sachs & Co. at 1-866-471-2526, HSBC Securities (USA) Inc. at 1-866-811-8049, ING Financial Markets LLC toll-free at 1-877-446-4930 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.

ING Groep N.V.

$1,000,000,000 Floating Rate Notes due 2022

Pricing Term Sheet

Issuer:	ING Groep N.V. (“ING”)

Expected Issue Ratings*:	Baa1 / A- / A+ (Moody’s/S&P/Fitch)

Status:	Senior, Unsecured

Format:	SEC Registered Global Notes – Floating Rate

Principal Amount:	$1,000,000,000

Trade Date:	March 21, 2017

Expected Settlement Date:	March 29, 2017 (T+6)

Maturity Date:	March 29, 2022 (5 years)

Coupon:	Three-month LIBOR as determined on March 27, 2017 plus 115 bps for the first interest period and three-month LIBOR as determined on the applicable Interest Determination Date plus 115 for any subsequent Interest Period

Interest Payment Dates:	Quarterly in arrear on the 29th day of each March, June, September and December, commencing on June 29, 2017, and ending March 29, 2022

Interest Reset Dates:	Quarterly on the 29th day of each March, June, September and December, commencing on June 29, 2017, up to but excluding March 29, 2022

Interest Periods:	The period beginning on, and including, an Interest Payment Date (or the Settlement Date, in the case of the initial Interest Period) and ending on, but not including, the next succeeding Interest Payment Date (or the Maturity Date, in the case of the final Interest Period)

Interest Determination Dates:	Save in respect of the first interest period, interest for the Floating Rate Notes will be determined two London banking day prior to each Interest Reset Date

First Interest Determination Date:	March 27, 2017

Calculation Agent:	The Bank of New York Mellon, London Branch, or its successor appointed by the Issuer

Reference Benchmark:	U.S. Dollar three-month LIBOR

Spread to Benchmark:	+ 115 bps

Re-Offer Price:	100%

Underwriting Commission:	0.275%

Net Proceeds:	$997,250,000

Agreement with Respect to the Exercise of the Dutch Bail-in Power:	Notwithstanding any other agreements, arrangements, or understandings between ING and any holder of the notes, by acquiring the notes, each holder and beneficial owner of the notes or any interest therein acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any Dutch Bail-in Power by the relevant resolution authority that may result in the cancellation of all, or a portion, of the principal amount of, or interest on, the notes and/or the conversion of all, or a portion, of the principal amount of, or interest on, the notes into shares or other securities or other obligations of the Issuer or another person, including by means of a variation to the terms of the notes or any expropriation of the notes, in each case, to give effect to the exercise by the relevant resolution authority of such Dutch Bail-in Power. Each holder and beneficial owner of a note or any interest therein further acknowledges and agrees that the rights of holders and beneficial owners of a note or any interest therein are subject to, and will be varied, if necessary, so as to give effect to, the exercise of any Dutch Bail-in Power by the relevant resolution authority. In addition, by acquiring any notes, each holder and beneficial owner of a note or any interest therein further acknowledges, agrees to be bound by, and consents to the exercise by the relevant resolution authority of, any power to suspend any payment in respect of the notes for a temporary period.

For these purposes, “Dutch Bail-in Power” means any statutory write-down and/or conversion power existing from time to time under any laws, regulations, rules or requirements relating to the resolution of banks, banking group companies, credit institutions and/or investment firms incorporated in The Netherlands in effect and applicable in The Netherlands to the Issuer or other members of the group comprising ING Groep N.V. and its consolidated subsidiaries, including but not limited to any such laws, regulations, rules or requirements that are implemented, adopted or enacted within the context of a European Union directive or regulation of the European Parliament and of the Council establishing a framework for the recovery and resolution of credit institutions and investment firms (including but not limited to Directive 2014/59/EU of the European Parliament and of the Council (the “Bank Recovery and Resolution Directive” or “BRRD”) and Regulation (EU) No 806/2014 of the European Parliament and of the Council) and/or within the context of a Dutch resolution regime under the Dutch Intervention Act and any amendments thereto, or otherwise, pursuant to which obligations of a bank, banking group company, credit institution or investment firm or any of its affiliates can be reduced, cancelled and/or converted into shares or other securities or obligations of the obligor or any other person or may be expropriated (and a reference to the “relevant resolution authority” is to any authority with the ability to exercise a Dutch Bail-in Power).

Events of Default and Remedies:

Events of Default and Acceleration of Principal

An “Event of Default” with respect to the notes shall result only if:

•    ING is declared bankrupt by a court of competent jurisdiction in The Netherlands (or such other jurisdiction in which it may be organized); or

•    an order is made or an effective resolution is passed for ING’s winding-up or liquidation, unless this is done in connection with a merger, consolidation or other form of combination with another company and (a) ING is permitted to enter into such merger, consolidation or combination or (b) the requisite majority of holders of the relevant series of notes has waived the requirement that ING comply with the relevant merger covenant.

Upon the occurrence of an event of default, and only in such instance, the entire principal amount of the notes will be automatically accelerated, without any action by the trustee or any holder, and will become immediately due and payable together with accrued but unpaid interest, subject to obtaining relevant approvals. The payment of principal of the notes will be accelerated only in the event of an event of default (but not the bankruptcy, insolvency or reorganization of any of ING’s subsidiaries). There will be no right of acceleration of the payment of principal of the notes if ING fails to pay any principal, interest or any other amount (including upon redemption) on the notes or in the performance of any of its covenants or agreements contained in the notes.

Holders’ remedies for ING’s breach of any obligations under the notes, including ING’s obligation to make payments of principal and interest are extremely limited.

The exercise of any Dutch Bail-in Power by the relevant resolution authority will not be an event of default.

Early Redemption Events:	ING may redeem one or more series of the notes upon the occurrence of certain tax events or in the event of changes in treatment of the notes for purposes of certain loss absorption regulations.

Waiver of Right of Set-off:	Subject to applicable law, neither any holder or beneficial owner of notes nor the trustee acting on behalf of the holders and beneficial owners of notes may exercise, claim or plead any right of set-off, compensation or retention in respect of any amount owed to it by ING in respect of, or arising under, or in connection with, the notes and each holder and beneficial owner of notes, by virtue of its holding of any notes or any interest therein, and the trustee acting on behalf of the holders and beneficial owners of notes, shall be deemed to have waived all such rights of set-off, compensation or retention.

Risk Factors:	An investment in the notes involves risks. See “Risk Factors” section beginning on page S-14 of the Preliminary Prospectus Supplement.

Governing Law:	New York laws, except for the waiver of set-off provisions, which will be governed by Dutch law.

ISIN:	US456837AJ28

CUSIP:	456837AJ2

Day Count Fraction:	Actual / 360

Denominations:	$200,000 and integral multiples of $1,000 in excess thereof

Business Days:	Any weekday, other than one on which banking institutions are authorized or obligated by law or executive order to close in London, England, Amsterdam, the Netherlands or in the City of New York, United States

Business Day Convention:	Modified; Following, Adjusted

Expected Listing:	New York Stock Exchange

Joint Book-Running Managers:	BNP Paribas Securities Corp., Goldman, Sachs & Co., HSBC Securities (USA) Inc., ING Financial Markets LLC and J.P. Morgan Securities LLC

Co-Lead Managers	DBS Bank Ltd., Emirates NBD PJSC, Lloyds Securities Inc. and MUFG Securities Americas Inc.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities. Ratings may be subject to revision or withdrawal at any time, and each rating should be evaluated independently of any other rating.

ING Groep N.V. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents ING Groep N.V. has filed with the SEC for more complete information about ING Groep N.V. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, ING Groep N.V. and, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BNP Paribas Securities Corp. at 1-800-854-5674, Goldman, Sachs & Co. at 1-866-471-2526, HSBC Securities (USA) Inc. at 1-866-811-8049, ING Financial Markets LLC toll-free at 1-877-446-4930 or J.P. Morgan Securities LLC collect at 1-212-834-4533.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another email system.